EXHIBIT 10.25

December 10th, 2025

Mark Wilterding

Laguna Niguel, CA. 92677

Re: Confirmatory Employment Letter

Dear Mark,

This letter agreement (the “Agreement”) is entered between Mark Wilterding (“you”) and Rx Sight, Inc. (the “Company” or “we”). This Agreement is effective upon execution and your employment with the Company will commence on January 13th, 2026 (the “Start Date”). The purpose of this Agreement is to confirm the terms and conditions of your employment.

1.
Position. Your position will be Chief Financial Officer, and you will report to Ron Kurtz, the Company's President & Chief Executive Officer or to such other person as the Company subsequently may determine is serving as the Chief Executive Officer. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.
Cash Compensation. Your annual base salary is $550,000 which will be payable, less applicable withholdings and deductions, in accordance with the Company's normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company's normal performance review practices.

3.
Annual Incentive Bonus. You are eligible to earn an annual cash bonus with a target value of 65% of your base salary (at target $357,500), based on the Company's achievement of corporate performance objectives established by the Company's Board of Directors (the

“Board”) or an authorized committee thereof (the “Committee”) and payable upon achievement of the corporate objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company's normal performance review practices.

RxSight. lnc. 100 Columbia. Suite 120, Aliso Viejo. CA. 92656 1

4.
Sign-On Bonus: You will also receive a sign-on bonus (the “Sign On Bonus”) in the amount equal to (i) $425,000 less (ii) the gross amount of the 2025 annual bonus or equivalent payment, if any, that you receive from Edwards LifeSciences (the “Prior Company Bonus”), subject to your provision of reasonably satisfactory evidence to the Company of the amount of such Prior Company Bonus. The Sign-On Bonus will be paid, less applicable payroll deductions and other required withholding. on the second available payroll following your Start Date.

5.
New Hire Equity Awards: As equity compensation, you will be granted new hire equity awards with an aggregate value on the grant date of $3,300,000, which will consist of an option to purchase shares of the Company's Common Stock with a value of $1,650,000 (the

“Option”) and an award of restricted stock units (the “RSU Award," and collectively with the Option, each a “New Hire Award”) with a value of $1,650,000. The exact number of shares of the Company's Common Stock covered by each New Hire Award will be determined based on the date of grant. Each New Hire Award will be subject to the terms and conditions of a Company equity plan and an award agreement thereunder between you and the Company. The grant date of each New Hire Award will be the first Friday following your Start Date, or the preceding day if the first Friday following your Start Date is a stock trading holiday. Each New Hire Award will provide for the following:

a)
Option: The Option will have a ten year exercise term and an exercise price equal to the closing price of the Company's Conm10n Stock as reporting on the NASDAQ Global Market (NASDAQ: RXST) on the grant date. The Option will be subject to vesting on the following terms: 25% of the shares subject to the Option will vest on the one-year anniversary of the grant date, with the balance vesting equally monthly over the following three years, such that all of the shares subject to the Option will be fully vested four years from the grant date, subject to your continued employment with the Company through each applicable vesting date and the terms of the applicable Option agreement.

b)
RSU Award: One eighth (1/8th) of the shares subject to the RSU Award will vest on February 28, 2026, and one eighth (1/8th) of the shares subject to the RSU Award will vest every six months thereafter on the last day of February and the last day of August over a four-year period, subject to your continued employment with the Company through each applicable vesting date and the terms of the applicable RSU Award agreement.

6.
Annual Equity Grant: You will be eligible to receive additional annual equity grants. The annual equity grant is discretionary and per Board approval. The guidelines of the annual equity grants will be aligned with the Company's other C-Suite Executives.

7.
Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in Company-sponsored benefits in accordance with the ten11S of the Company's policies and benefits plan. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the

RxSight. Inc. 100 Columbia. Suite 120. Aliso Viejo. CA. 92656 2

Company. With the exception of the Company’s at-will employment policy. discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.

8.
Severance. On the Start Date, you and the Company shall enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position with the Company. The Severance Agreement will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

9.
Proprietary Information and Inventions Agreement. As an employee of the Company, you will have access to certain confidential information about the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be expected to abide by Company rules and regulations, and to sign and comply with the Company's Proprietary Information and Inventions Agreement (the "PIIA").

l0. Employment Relationship. Employment with the Company will be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment with written notice to the other party at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11.
Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a Lawful purpose in any Protected Activity. For purposes of this Agreement, "Protected Activity" means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set fo1ih in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information (within the meaning of the PIIA) to any parties other than the relevant government agencies. You further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company's written consent will constitute a material breach of this

Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached to the Exhibit.

12.
Miscellaneous. This Agreement, along with the PIIA and the Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. For the avoidance of doubt, other than with respect to Section 9 of this Agreement, nothing in this Agreement will supersede the terms and provisions of the PIIA. This Agreement may only be modified by a written agreement approved by the Board and signed by you and a duly authorized representative of the Company.

This offer is contingent upon:

(a)
Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.
(b)
Your signature affirming your acceptance of this offer and a return copy of this letter by 12/12/2025.
(c)
Acceptance of the Company's Restrictive Covenant Agreement. (PIIA)
(d)
Acceptance of the Company's Mutual Agreement to Arbitrate.
(e)
Satisfactory completion of the Company required background check.
(f)
Satisfactory completion of professional reference checks.

The Company's standard background check includes, but is not limited to, a criminal record check, verification of driving record for positions involving driving, and verification of previous employment and references.

To indicate acceptance of the Company's employment letter under the terms described above, please sign and date this letter in the space below, and return it to me by no later than 12/16/2025. If you accept our offer, we would like you to begin work no later than the Start Date, 1/13/2026.

We thank you once again for your interest in the Company and our novel technology, and very much look forward to your favorable reply and to a productive and mutually rewarding working relationship.

Sincerely,

/s/ Ron Kurtz

President & CEO

RxSight, Inc. 100 Columbia, Suite 120, Aliso Viejo, CA, 92656

I have read and understood this Agreement and have been afforded an opportunity to consult with counsel, and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

_12/15/2025__________________ /s/ Mark Wilterding

Date Mark Wilterding

RXSight. Inc. I 00 Columbia. Suite 120, Aliso Viejo, CA 92656

RxSIGHT

RxSight,Inc

100Columbia

Aliso Viejo, CA 92656

January 8, 2026

Mark Wilterding

Laguna Niguel, CA 92677

Re: Amendment to the Confirmatory Employment Letter dated December 10, 2025, and signed by Mark Wilterding on December 15, 2025

Dear Mark:

The letter agreement dated December 10, 2025, from RxSight, Inc. ("RxSight") to you, Mark Wilterding ("you") (the "Agreement") is amended as follows:

•
Start Date is January 11, 2026.
•
"New Hire Award" grant date is January 12, 2026.
•
Defined, capitalized terms are as defined in the Confirmatory Employment Letter dated December 10, 2025, and signed by you on December 15, 2025.

Sincerely,

/s/ Ron Kurtz

Ron Kurtz

President and Chief Executive Officer

January 3, 2026 /s/ Mark Wilterding Date Mark Wilterding